The information in this preliminary prospectus supplement and the accompanying prospectus relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Exhibit 99.3

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE
PREFERRED STOCK OFFERINGS]1

SUBJECT TO COMPLETION, DATED [          ], 20[  ]

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(to Prospectus dated [          ], 20[  ])

[    ] Shares

Harris & Harris Group, Inc.

Series [    ] Preferred Stock
Liquidation Preference $[    ] Per Share

Harris & Harris Group, Inc.®, is an internally managed non-diversified closed-end management investment company that has elected to be treated as a business development company (a “BDC”) under the Investment Company Act of 1940 (the “1940 Act”). For tax purposes, we have elected to be treated as a regulated investment company (a “RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). We focus on making investments in transformative companies enabled by disruptive science, particularly ones that are enabled by BIOLOGY+. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of an examination of available opportunities, thorough due diligence and close involvement with and assistance provided to management of our portfolio companies. We are overseen by our Board of Directors and managed by our officers and have no external investment adviser.

We expect to invest a substantial portion of our assets in securities that we consider to be private venture capital equity investments. These private venture capital equity investments usually do not pay interest or dividends and typically are subject to legal or contractual restrictions on resale that may adversely affect the liquidity and marketability of such securities. Our investments generally do not produce current income, and we have not paid a cash dividend on our common stock since our 2000 fiscal year.

All of the shares of Series [    ] Preferred Stock, or the preferred stock, offered by this prospectus supplement are being sold by us. Each share of preferred stock has a liquidation preference of $[    ] per share, and the share of preferred stock are subject to redemption at the option of the holder as described in this prospectus supplement. [We have applied to list the Series [    ] Preferred Stock on [    ] so that trading on the exchange will begin within days after the date of this prospectus supplement, subject to notice of issuance. Prior to the expected commencement of trading on [    ], the underwriters do not intend to make a market in our preferred stock. Consequently, it is anticipated that, prior to the commencement of trading on [    ], an investment in our preferred stock will be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop. If a secondary market does develop prior to the commencement of trading on [    ], holders of our preferred stock may be able to sell such shares only at substantial discounts from their liquidation preference.] The trading symbol for our preferred stock will be “[    ]”.

Our common stock is traded on the Nasdaq Global Market under the symbol “TINY.” On [          ], 20[  ], the last reported sales price on the NASDAQ Global Market for our common stock was $[    ] per share. We are required to determine the net asset value per share of our common stock on a quarterly basis. The net asset value per share of our common stock as of [          ], 20[  ] was $[    ].

An investment in our preferred stock is subject to risks and involves a heightened risk of total loss of investment. In addition, the companies in which we invest are subject to special risks. For example, a substantial portion of our portfolio consists of investments in preferred stock and bridge loans that are not rated by rating agencies and would likely be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” and “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. See “Supplementary Risk Factors” beginning on page S-9 of the prospectus supplement and page 17 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock.

Shares of closed-end investment companies, including BDCs, such as our company, frequently trade at a discount to their net asset value. If our shares trade at a discount to our net asset value, it will likely increase the risk of loss for purchasers in this offering.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our preferred stock. Please read this prospectus supplement and the accompanying prospectus before investing in our preferred stock and keep each for future reference. We are required to file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). This information will be available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. The SEC also maintains a website at http://www.sec.gov that contains information about us.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction in which the offer or sale is not permitted. Prospective investors should assume that the information appearing in this prospectus supplement or the accompanying prospectus is accurate only as of the respective date of each. Our business, financial condition, results of operations and prospects may have changed since those dates.

	Per Share		Total
Public Offering Price	$	[ ]	$	[ ]
Sales Load (Underwriting Discounts and Commissions)	$	[ ]	$	[ ]
Proceeds to Harris & Harris Group (before expenses)	$	[ ]	$	[ ]

[In addition, the underwriters may purchase up to an additional [    ] shares of preferred stock from us at the public offering price, less the underwriting discount, within [    ] days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $[    ], the total underwriting discount (sales load) paid by us will be $[    ], and total proceeds, before expenses, will be $[    ].]

The underwriters expect to deliver the shares on or about [          ], 20[  ].

Prospectus Supplement dated [          ], 20[  ].

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document contains two parts. The first part is the prospectus supplement, which describes the terms of this offering of preferred stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. In particular, this prospectus supplement includes updated risk factors, financial data, portfolio holdings and their respective valuations, and other disclosure that is tailored to address the pertinent market and other conditions that are currently prevalent. Please carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Available Information” and “Supplementary Risk Factors” included in this prospectus supplement and “Available Information” and “Risk Factors” in the accompanying prospectus before investing in our preferred stock.

You should rely on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any dealer, salesman or other person to provide you with different information or to make representations as to matters not stated in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the respective front cover of this prospectus supplement and the accompanying prospectus. We will amend or supplement this prospectus supplement and the accompanying prospectus in the event of any material change to the information contained herein during the distribution period.

SUMMARY

The following summary contains basic information about the offering of shares of our preferred stock pursuant to this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all the information that is important to you. For a more complete understanding of the offering of shares of our preferred stock pursuant to this prospectus supplement, we encourage you to read this entire prospectus supplement and the accompanying prospectus, and the documents to which we have referred in this prospectus supplement and the accompanying prospectus. Together, these documents describe the specific terms of the shares we are offering. You should carefully read the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included in the accompanying prospectus and any updates or additions to those sections included in this prospectus supplement.

Except where the context suggests otherwise, the terms “Harris & Harris,” “Company,” “us,” “our” and “we” refer to Harris & Harris Group, Inc.® “Harris & Harris Group, Inc.” is a registered service mark. This prospectus supplement and the accompanying prospectus also include trademarks owned by other persons.

Overview

We are an internally managed non-diversified closed-end venture capital company that builds transformative companies from disruptive science. We have elected to be regulated as a BDC under the 1940 Act. For tax purposes, we have elected to be treated as a RIC under Subchapter M of the Code. We were incorporated under the laws of the state of New York in August 1981. Our investment objective is to achieve long-term capital appreciation by making venture capital investments. Generation of current income is a secondary objective. We define venture capital investments as the money and resources made available to privately held and publicly traded small businesses that we believe have exceptional growth potential. Our investment approach is comprised of a patient examination of available opportunities, thorough due diligence and close involvement with management of our portfolio companies. As a venture capital company, we invest in and offer managerial assistance to our portfolio companies, many of which, in our opinion, have significant potential for growth. We are overseen by our Board of Directors and managed by our officers and have no external investment adviser.

Our business model is simple. We help build transformative companies by being the first investors, building value in these companies over a multi-year period, realizing returns from our investments through acquisitions or initial public offerings (“IPOs”), and reinvesting some of the returns on our investments into new portfolio companies that can drive future growth. We believe our evergreen structure is a competitive advantage over traditional, time-limited venture capital private partnerships as most of those entities do not have permanent capital to invest in portfolio companies. We believe we are a unique company with our focus on being actively involved investors in the formation and building of early-stage companies founded on disruptive science as a liquid, publicly traded company.

Our investment focus has two primary characteristics: (1) we found, incubate and help build transformative companies from disruptive science and (2) we focus on BIOLOGY+ companies. We define our investment focus of BIOLOGY+ as investments in interdisciplinary life science companies where biology innovation is intersecting with innovations in areas such as electronics, physics, materials science, chemistry, information technology, engineering and mathematics. We focus on this intersection because we believe interdisciplinary innovation will be required in order to address many of the life science challenges of the future. As of [          ], 201[ ], [    ]% of the value of our venture capital portfolio is invested in BIOLOGY+ companies. Since 2008, more than 80% of our initial investments have been in BIOLOGY+ companies. Our focus on BIOLOGY+ is not a fundamental policy, and we will not be required to give notice to shareholders prior to making a change from this focus.

To the investor, we offer:

•	an established firm with a positive track record of investing in venture capital-backed companies as further discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Investments and Current Investment Pace” on page S-19 of this prospectus supplement and page 45 of the accompanying prospectus;

•	a team of professionals, including five full-time members of management, four of whom are designated as Managing Directors: Douglas W. Jamison, Daniel B. Wolfe, Misti Ushio and Alexei A. Andreev, to evaluate and monitor investments. These four professionals collectively have expertise in venture capital investing, intellectual property and BIOLOGY+-related disciplines;
•	access to disruptive science-enabled companies, particularly ones that are enabled by BIOLOGY+ that would otherwise be difficult to access or inaccessible for most current and potential shareholders;
•	an existing portfolio of companies at varying stages of maturity that provide for a potential pipeline of investment returns over time;
•	access to a vehicle that can invest opportunistically in a range of types of securities to take advantage of market inefficiencies;
•	access to venture capital investments in a vehicle that, unlike private venture capital firms, has permanent capital, is transparent and is liquid.

We have demonstrated that we have the ability to discover, diligence, invest, build and realize gains in transformative companies built from disruptive science. We spend a tremendous amount of time with these companies, often playing managerial roles in the earliest stages of their development. Our technical knowledge is important at this stage. Our success in building management teams and focusing on key market opportunities is critical at this stage. As these companies develop, we continue to invest in them, and we invite other investors with complementary skill-sets to invest and add value. In many of these companies, there is a round of capital that has an asymmetrical or outsized return potential compared to other rounds. By being in the companies early, and by recognizing this opportunity, we believe we have the potential to deliver outsized returns even though the investment time period may be long. We also believe we have an investment thesis and an interdisciplinary team that are difficult to replicate and give us a competitive advantage.

We identify investment opportunities primarily through three channels:

•	our involvement in BIOLOGY+-related fields;
•	research institutions, universities, and corporations that seek to transfer their scientific discoveries to the private sector; and
•	referrals from our portfolio companies; and

We review over 300 business opportunities per year, of which:

•	about 30% will qualify for an initial presentation;
•	about 5 – 10% will become the subject of formal due diligence; and
•	less than 2% will be voted upon by our investment team.

BIOLOGY+

Currently, we plan to focus all our efforts on building new companies enabled by our BIOLOGY+ thesis. The slide below identifies five fields within BIOLOGY+ that we are actively involved with and where we are continuing to look for future investment opportunities. A defining feature of our interdisciplinary team and our BIOLOGY+ focus is that many of these companies may intersect other areas of our interest as well.

There are very few people and very few venture capital firms still in existence that have the expertise to find, incubate and build these types of companies. The disruptive science comes from leading laboratories at premier research institutions. It takes time, experience and often partnerships with leading, global scientific companies to bring the technology to market. Our team, with scientific backgrounds in chemistry, biochemical engineering, physics, genetics and material science, is uniquely qualified to identify, diligence and invest in these opportunities.

Investment Opportunity

We believe our portfolio and the areas we are now investing in are positioned well for the critical high growth areas of the next decade and hold the potential to generate outsized returns for our shareholders in the mid and long-term. That said, realizing these returns requires that our portfolio companies and we have access to capital. The number of venture capital firms that invest in companies such as those that we seek to fund have decreased substantially in the past decade. This shift presents opportunities and challenges for us. The opportunities lie in the ability for us to dictate better terms and valuations that may lead to better returns on invested capital than otherwise might be available if the funding environment was more competitive than it is currently. The challenge is that without such capital being available from traditional funding sources and with regulatory and other structural issues in the capital markets that make it more difficult for small companies to access the public markets for capital, we are required to invest more capital than we otherwise may have been required to invest historically. While these challenges are not easy to overcome, we believe the balance of these two factors in terms of the potential for creating value for shareholders is currently weighted to the side of opportunity.

Our ability to raise capital to fund additional investments provides a number of possible benefits to our shareholders, including the following:

•	Greater number of and larger investment opportunities may be available with a larger capital base;
•	Additional capital may reduce our operating expenses per share;
•	Higher market capitalization and greater liquidity may make our common stock more attractive to investors;
•	Our ability to raise additional capital may help reduce or eliminate our stock price discount to net asset value.

[Estimated Net Asset Value

Our [          ], 20[  ] unaudited net asset value per share is estimated to be between $[    ] and $[    ]. On [          ], 20[  ], our valuation committee reviewed and made a determination with respect to the recommended fair value of our portfolio assets as of [          ], 20[  ] in accordance with our

valuation policy. Our [          ], 20[  ] net asset value estimate is based on our valuation committee’s recommendation of the fair value of our portfolio investments as well as other factors, including expected operating expenses. We have provided an estimate of our [          ], 20[  ] net asset value per share because our board of directors has not yet determined our actual net asset value as of [          ], 20[  ]. The estimated [decrease/increase] in net asset value per share from [          ], 20[  ] to [          ], 20[  ] is primarily due to [    ]. Our actual net asset value for [          ], 20[  ] will be subject to the final determination by our board of directors. See “Determination of Net Asset Value” and “Risk Factors — Because there is generally no established market in which to value our investments, our Valuation Committee’s value determinations may differ materially from the values that a ready market or third party would attribute to these investments” in the accompanying prospectus.]1

Our Corporate Information

Our principal office is located at 1450 Broadway, 24th Floor, New York, NY 10018, and our telephone number is 212-582-0900.

Recent Developments

[    ]

[1]	This disclosure may be included to the extent that an offering is conducted following the end of a fiscal quarter, for which we have not made a final determination of net asset value, if and to the extent we have sufficient information available to reliably estimate net asset value for such quarter.

THE OFFERING

Shares of Series [ ] Preferred Stock Offered by Us
[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters
Shares of Series [ ] Preferred Stock Outstanding Prior to this Offering
[ ] shares
Shares of Series [ ] Preferred Stock to be Outstanding After this Offering (assuming no exercise of the underwriters’ over-allotment option)
[ ] shares excluding [ ] shares of preferred stock issuable pursuant to the overallotment often granted to the Underwriters
Over-Allotment Option
[ ] shares
Use of Proceeds
Our net proceeds from this offering will be approximately $[ ], or $[ ] if the underwriters’ option to purchase additional shares is exercised in full, assuming a public offering price of $[ ] per share, and after deducting the underwriting discount and estimated offering expenses. We plan to invest the net proceeds of this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of this offering within two years from the completion. The net proceeds of this offering invested after two years will be used only for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of this offering in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. See “Use of Proceeds.”
Dividend Rate
[ ]% per annum
Dividend Payment Dates
[ ], [ ], [ ] and [ ] of each year, commencing on [ ], [ ]
Record Dates
[ ], [ ], [ ] and [ ].
[ ] symbol
“[ ]”
Liquidation Preference
The liquidation preference of our preferred stock is $[ ] per share.

Restrictions on Dividend, Redemption and Other Payments
No full dividends and distributions will be declared or paid on the preferred stock for any dividend period, or a part of a dividend period, unless the full cumulative dividends and distributions due through the most recent dividend payment dates for all outstanding shares of preferred stock have been, or contemporaneously are, declared and paid through the most recent dividend payment dates for each series of preferred stock. If full cumulative dividends and distributions due have not been paid on all outstanding preferred stock of any series, any dividends and distributions being declared and paid on preferred stock will be declared and paid as nearly pro rata as possible in proportion to the respective amounts of dividends and distributions accumulated but unpaid on the shares of each such series of preferred stock on the relevant dividend payment date. No holders of preferred stock will be entitled to any dividends and distributions in excess of full cumulative dividends and distributions as provided in the Certificate of Designations.
Optional Redemption
The preferred stock may be redeemed, in whole or in part, at any time after [ ], at a redemption price per share equal to the applicable percentage set forth below multiplied by the sum of the liquidation preference per share plus accrued but unpaid dividends not previously added to the liquidation preference on such share.
Year Applicable Percentage [ ]%
Redemption at the Option of the Holder
On and after [ ], [ ] each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to [ ]% of the sum of the liquidation preference per share plus accrued but unpaid dividends. In addition, each holder of our preferred stock will have the right to require us to repurchase all or any part of such holder’s preferred stock at a purchase price per share equal to [ ]% of the sum of the liquidation preference per share plus accrued but unpaid dividends upon the occurrence of certain fundamental changes.
Voting Rights
Voting rights associated with the preferred stock are [ ].
Rating
The preferred stock is not rated.
Conversion
[Describe any applicable conversion provisions set forth in the Certificate of Designations.]
Exchange
[Describe any applicable exchange provisions set forth in the Certificate of Designations.]
Material U.S. Federal Income Tax Consequences
We have elected to be treated for U.S. federal income tax purposes as a RIC under Subchapter M of the Code. As a RIC, we generally do not have to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we distribute to our shareholders as dividends. To maintain our RIC tax status, we must meet specified source-of-income and asset diversification requirements and distribute annually at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Distributions” and “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus.
Risk Factors
Investing in our preferred stock involves a high degree of risk. You should consider carefully the information found in the section entitled “Supplementary Risk Factors” beginning on page S-9 of this prospectus supplement and in the section entitled “Risk Factors” on page 17 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our preferred stock. We have only a limited operating history as a BDC and as a regulated investment company. If we fail to qualify as a regulated investment company, we could become subject to federal income tax on all of our income, which would have a material adverse effect on our financial performance. We invest in rapidly growing venture capital-backed emerging companies. These activities may involve a high degree of business and financial risk. We are also subject to risks associated with access to additional capital, fluctuating quarterly results and variation in our portfolio value.
Available Information
We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act of 1933, as amended (the “Securities Act”), with respect to our shares of preferred stock offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and our shares of preferred stock being offered by this prospectus supplement and the accompanying prospectus.
We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com.

SUPPLEMENTARY RISK FACTORS

Before you invest in our preferred stock, you should be aware of various risks, including those described below and under the section entitled “Risk Factors” beginning on page 17 of the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our preferred stock. The risks set out below and in the accompanying prospectus are not the only risks we face. If any of the adverse events or conditions described below or in the accompanying prospectus occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value could decline, and you may lose all or part of your investment.

Risks Related to this Offering and Our Preferred Stock

We will have broad discretion over the use of proceeds of this offering, to the extent it is successful, and will use proceeds in part to satisfy operating expenses.

We will have significant flexibility in applying the proceeds of this offering and may use the net proceeds from this offering in ways with which you may not agree, or for purposes other than those contemplated at the time of this offering. We cannot assure you that we will be able to successfully utilize the proceeds within the timeframe contemplated. We will also pay operating expenses, and may pay other expenses such as due diligence expenses of potential new investments, from net proceeds. Our ability to achieve our investment objective may be limited to the extent that the net proceeds of the offering, pending full investment, are used to pay operating expenses. In addition, we can provide you no assurance that the current offering will be successful, or that by increasing the size of our available equity capital our aggregate expenses, and correspondingly, our expense ratio, will be lowered.

[Market yields may increase, which would result in a decline in the price of our preferred stock.

The prices of fixed income investments, such as our preferred stock, vary inversely with changes in market yields. The market yields on securities comparable to our preferred stock may increase, which could result in a decline in the secondary market price of our preferred stock prior to the term redemption date. See “Description of Preferred Stock — Dividends and Dividend Periods”.]

[Prior to this offering, there has been no public market for our preferred stock, and we cannot assure you that the market price of our preferred stock will not decline following the offering.

We cannot assure you that a trading market will develop for our preferred stock after this offering or, if one develops, that such trading market can be sustained. [During a period of up to [    ] days from the date of this prospectus supplement, the preferred stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in our preferred stock. Consequently, an investment in our preferred stock during this period will likely be illiquid and holders thereof may not be able to sell such shares as it is unlikely that a secondary market for our preferred stock will develop during this period. If a secondary market does develop during this period, holders of our preferred stock may be able to sell such shares only at substantial discounts from liquidation preference.] [Application has been made to list our preferred stock on [    ] [so that trading on the exchange will begin within [    ] days from the date of this prospectus supplement, subject to notice of issuance]. If we are unable to list the preferred stock on a national securities exchange, holders thereof may be unable to sell such shares at all, or if they are able to, only at substantial discounts from liquidation preference. Even after the preferred stock is listed on as anticipated, there is a risk that the market for such shares may be thinly traded and relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]]

[The preferred stock are unrated securities.

We do not intend to have the preferred stock rated by any rating agency. Unrated securities typically trade at a discount to similar, rated securities, depending on the rating of the rated securities. As a result, there is a risk that the preferred stock may trade at a price that is lower than what they might otherwise trade at if rated by a rating agency.]

[The preferred stock will be subordinate to the rights of holders of senior indebtedness.

While holders of our preferred stock will have equal liquidation and distribution rights to any other preferred stock that might be issued by us, they will be subordinated to the rights of holders of senior indebtedness, if any. Therefore, dividends, distributions and other payments to holders of our preferred stock in liquidation or otherwise may be subject to prior payments due to the holders of senior indebtedness. In addition, the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of the preferred stock.]

[An investment in term preferred stock with a fixed interest rate bears interest rate risk.

Term preferred stock pays dividends at a fixed dividend rate. Prices of fixed income investments vary inversely with changes in market yields. The market yields on securities comparable to the Series [    ] Preferred Stock may increase, which would likely result in a decline in the secondary market price of the Series [    ] Preferred Stock prior to the term redemption date. For additional information concerning dividends on the Series [    ] Preferred Stock, see “Description of the Preferred Stock — Dividends and Dividend Periods.”]

[There will be no initial secondary trading market due to delayed listing, and even after listing a liquid secondary trading market may not develop.

Because we have no prior trading history for exchange-listed preferred stock, we cannot predict the trading patterns of the Series [    ] Preferred Stock, including the effective costs of trading the stock. During a period of up to days from the date of this prospectus supplement, the Series [    ] Preferred Stock will not be listed on any securities exchange. During this period, the underwriters do not intend to make a market in the Series [    ] Preferred Stock. Consequently, an investment in the Series [    ] Preferred Stock during this period will be illiquid, and holders of such shares may not be able to sell them during that period as it is unlikely that a secondary market for the Series [    ] Preferred Stock will develop. If a secondary market does develop during this period, holders of the Series [    ] Preferred Stock may be able to sell such shares only at substantial discounts from the Liquidation Preference. We have applied to list the Series [    ] Preferred Stock on the [    ]. If we are unable to list the Series [    ] Preferred Stock on the [    ] or another national securities exchange, holders of such shares may be unable to sell them at all or, if they are able to, only at substantial discounts from the Liquidation Preference. Even if shares of the Series [    ] Preferred Stock are listed on the [    ] as anticipated, there is a risk that such shares may be thinly traded, and the market for such shares may be relatively illiquid compared to the market for other types of securities, with the spread between the bid and asked prices considerably greater than the spreads of other securities with comparable terms and features.]

The preferred stock will bear a risk of early redemption by us.

We may voluntarily redeem some or all of the preferred stock on or after [    ] and we may be forced to redeem some or all of the preferred stock to meet regulatory requirements and the asset coverage requirements of such shares. Any such redemption may occur at a time that is unfavorable to holders of the preferred stock. We may have an incentive to redeem the Series [    ] Preferred Stock voluntarily before the Term Redemption Date if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the fixed dividend rate on the preferred stock. For further information regarding our ability to redeem the preferred stock, see “Description of the Preferred Stock — Redemption”

Claims of holders of the Series [    ] Preferred Stock will be subject to a risk of subordination relative to holders of our debt instruments.

Rights of holders of the Series [    ] Preferred Stock will be subordinated to the rights of holders of our indebtedness. Therefore, dividends, distributions and other payments to holders of Series [    ] Preferred Stock in liquidation or otherwise may be subject to prior payments due to the holders of our indebtedness. In addition, under some circumstances the 1940 Act may provide debt holders with voting rights that are superior to the voting rights of holders of the Series [    ] Preferred Stock.

We are subject to risks related to the general credit crisis and related liquidity risks.

General market uncertainty and extraordinary conditions in the credit markets may impact the liquidity of our investment portfolio. In turn, during extraordinary circumstances, this uncertainty could impact our distributions and/or ability to redeem the Series [    ] Preferred Stock in accordance with their terms. Further, there may be market imbalances of sellers and buyers of Series [    ] Preferred Stock during periods of extreme illiquidity and volatility in the credit markets. Such market conditions may lead to periods of thin trading in any secondary market for the Series [    ] Preferred Stock and may make valuation of the Series [    ] Preferred Stock uncertain. As a result, the spread between bid and ask prices is likely to increase significantly such that an investor in the Series [    ] Preferred Stock may have difficulty selling his or her shares. Less liquid and more volatile trading environments could also result in sudden and significant valuation declines in the Series [    ] Preferred Shares.

Holders of the Series [    ] Preferred Stock will bear reinvestment risk.

Given the [    ]-year term and potential for early redemption of the Series [    ] Preferred Stock, holders of such shares may face an increased reinvestment risk, which is the risk that the return on an investment purchased with proceeds from the sale or redemption of the Series [    ] Preferred Stock may be lower than the return previously obtained from the investment in such shares.

Holders of Series [    ] Preferred Stock will bear dividend risk.

We may be unable to pay dividends on the Series [    ] Preferred Stock under some circumstances. The terms of any future indebtedness we may incur could preclude the payment of dividends in respect of equity securities, including the Series [    ] Preferred Stock, under certain conditions.

There is a risk of delay in our redemption of the Series [    ] Preferred Stock, and we may fail to redeem such securities as required by their terms.

Substantially all of the investments we presently hold and the investments we expect to acquire in the future are, and will be, subject to legal and other restrictions on resale and will otherwise be less liquid than publicly traded securities. The illiquidity of our investments may make it difficult for us to obtain cash equal to the value at which we record our investments quickly if a need arises. If we are unable to obtain sufficient liquidity prior to the Term Redemption Date, we may be forced to engage in a partial redemption or to delay a required redemption. If such a partial redemption or delay were to occur, the market price of the Series [    ] Preferred Stock might be adversely affected.

[Insert any additional relevant risk factors not included in the base prospectus.]

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that you will bear directly or indirectly. The percentages included in the table reflect our net assets as of [          ], 201[ ], as adjusted to reflect completion of this offering. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement and the accompanying prospectus contains a reference to fees or expenses paid by “you,” “Harris & Harris Group,” or “us” or that “we” or “Harris & Harris Group” will pay fees or expenses, you will indirectly bear such fees or expenses as an investor in Harris & Harris Group, Inc.

Stockholder transaction expenses:
Sales load(1) (as a percentage of offering price)	[ ]%
Offering expenses borne by common stockholders (as a percentage of offering price)	[ ]%(2)
Total stockholder transaction expenses (as a percentage of offering price)	[ ]%
Annual expenses (as a percentage of net assets attributable to preferred stock)(9):
Other Expenses	[ ]%(3)
Salaries and Benefits	[ ]%(4)
Administration and Operations	[ ]%(5)
Professional Fees	[ ]%(6)
Acquired fund fees and expenses	[ ]%(7)
Interests and fees paid in connection with borrowed funds	[ ]%(8)
Total annual expenses (estimated)	[ ]%

(1)	Represents the commission with respect to the shares of our preferred stock being sold in this offering, which we will pay to [ ] in connection with sales of shares of our preferred stock effected by [ ] in this offering.
(2)	Amount reflects estimated offering expenses of approximately $[ ].
(3)	“Other Expenses” ($[ ]) are based upon estimates for the 12 months following completion of this offering.
(4)	“Salaries and Benefits” includes non-cash, stock-based compensation expenses. We do not have an investment adviser and are internally managed by our executive officers under the supervision of our Board of Directors. As a result, we do not pay investment advisory fees, but instead we pay the operating costs associated with employing investment management professionals.
(5)	“Administration and Operations” includes expenses incurred for administration, operations, rent, directors’ fees and expenses, depreciation and custodian fees.
(6)	“Professional Fees” includes legal and accounting expenses.
(7)	Amount reflects our estimated expenses for the 12 months following completion of this offering relating to the temporary investment of proceeds from this offering in money market funds pending our investment of such proceeds in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus.
(8)	“Interest and fees paid in connection with borrowed funds” represents interest and fee payments on borrowed funds incurred for the year ended [ ], 20[ ]. This percentage for the year ended [ ], 20[ ] was [ ]%.
(9)	“Net assets attributable to preferred stock” equals the weighted average net assets for 201[ ], which is approximately $[ ].

EXAMPLE

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our preferred stock. In calculating the following expense amounts, we have assumed that our borrowings and annual operating expenses would remain at the levels set forth in the table above. See Note [    ] below for additional information regarding certain assumptions regarding our level of leverage subsequent to this offering.

	1 Year		3 Years		5 Years		10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	[ ]	$	[ ]	$	[ ]	$	[ ]

*	This example includes non-cash, stock-based compensation. Excluding the non-cash, stock-based compensation, you would pay expenses of $[ ] in 1 year, $[ ] in 3 years, $[ ] in 5 years and $[ ] in 10 years, on a $1,000 investment, assuming a 5% return.

The foregoing table is to assist you in understanding the various costs and expenses that an investor in our Series [    ] Preferred Stock will bear directly or indirectly. The assumed 5% annual return is not a prediction of, and does not represent, the projected or actual performance of our Series [    ] Preferred Stock. The above example should not be considered a representation of future expenses. Actual expenses and annual rates of return may be more or less than those assumed for purposes of the example.

FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus supplement and the accompanying prospectus contain forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about Harris & Harris Group, our current and prospective portfolio investments, our industry, our beliefs, and our assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” and variations of these words and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;
•	our business prospects and the prospects of our portfolio companies;
•	the impact of investments that we expect to make;
•	our contractual arrangements and relationships with third parties;
•	the dependence of our future success on the general economy and its impact on the industries in which we invest;
•	the ability of our portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our cash resources and working capital; and
•	the timing of cash flows, if any, from the operations and/or monetization of our positions in our portfolio companies.

These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including without limitation:

•	an economic downturn could impair our portfolio companies’ ability to continue to operate, which could lead to the loss of some or all of our equity investments in such portfolio companies,
•	an economic downturn could disproportionately impact the market sectors in which a significant portion of our portfolio is concentrated, causing us to suffer losses in our portfolio,
•	an inability to access the equity markets could impair our investment activities,
•	interest rate volatility could adversely affect our results, particularly if we opt to use leverage as part of our investment strategy, and
•	the risks, uncertainties and other factors we identify in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus.

Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this prospectus supplement or the accompanying prospectus should not be regarded as a representation by us that our plans and objectives will be achieved. These risks and uncertainties include those described or identified in the section entitled “Risk Factors” beginning on page 17 of the accompanying prospectus and in the section entitled “Supplementary Risk Factors” in this prospectus supplement. You should not place undue reliance on these forward-looking statements, which apply only as of the dates of this prospectus supplement and the accompanying prospectus, respectively. We assume no obligation to update any such forward-looking statements.

We undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law or SEC rule or regulation. You are advised to consult any additional disclosures that we may make directly to you, including in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. You should understand that, under Sections 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)B of the Securities Exchange Act of 1934, as amended, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus and the accompanying prospectus supplement, if any.

CAPITALIZATION

The following table sets forth:

•	our actual cash and capitalization as of [ ], 201[ ]; and
•	our cash and capitalization as adjusted to reflect the sale of [ ] shares of our preferred stock in this offering (assuming no exercise by the underwriters of their over-allotment option) at the assumed public offering price of $[ ] per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable out of the proceeds of this offering.

This table should be read in conjunction with “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and notes thereto included in the accompanying prospectus.

As of [ ], 20[ ]
	Actual	As Adjusted
	(in thousands)	(in thousands)
Assets:
Investments at fair value	$	$
Other assets	$	$
Total assets	$	$
Liabilities:
Credit Facility	$	$
Other Liabilities	$	$
Total Liabilities	$	$
Net Assets:
Common stock, par value $0.01 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
Preferred Stock, par value $0.10 per share; [ ] shares authorized, [ ] shares issued and outstanding, [ ] shares issued and outstanding, as adjusted, respectively		$
Capital in excess of par value		$
Net realized gains on investments		$
Net unrealized appreciation on investments		$
(Distributions in excess of) undistributed net investment income		$
Total Net Assets		$
Total Capitalization

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of [    ] shares of our preferred stock in this offering will be approximately $[    ] million, or approximately $[    ] million if the underwriters fully exercise their over-allotment option, in each case assuming a public offering price of $[    ] per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses of approximately $[    ] payable out of the proceeds of this offering.

We plan to invest the net proceeds from this offering in portfolio companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus. We expect to invest or reserve for potential follow-on investment the net proceeds of any offering within two years from the completion of such offering. The net proceeds of this offering invested after two years will only be used for follow-on investments. Pending investment in portfolio companies, we intend to invest the net proceeds of any offering of our Series [    ] Preferred Stock in time deposits and/or income-producing securities that are issued or guaranteed by the federal government or an agency of the federal government or a government-owned corporation, which may yield less than our operating expense ratio. We may also use the proceeds of this offering for operating expenses, including due diligence expenses on potential investments. Our portfolio companies rarely pay us dividends or interest, and we do not generate enough income from fixed income investments to meet all of our operating expenses. If we pay operating expenses from the proceeds, it will reduce the net proceeds of the offering that we will have available for investment. We cannot assure you we will achieve our targeted investment pace. Pending such investments, we will invest the net proceeds of any such offering primarily in cash, cash equivalents, U.S. government securities and other high-quality debt investments. See “Use of Proceeds” in the accompanying prospectus.

SELECTED FINANCIAL AND OTHER DATA

The selected financial and other data below should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and in the accompanying prospectus. Financial information at and for the fiscal years ended [December 31, 2014, 2013, 2012, 2011 and 2010] is derived from our financial statements that were audited by PricewaterhouseCoopers LLP, our independent registered public accounting firm. Historical data is not necessarily indicative of the results to be expected for any future period. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below and in the accompanying prospectus for more information.

[Insert selected financial data]

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The information contained in this section should be read in conjunction with the financial statements and related notes and other financial information appearing elsewhere in this prospectus supplement and the accompanying prospectus. In addition to historical information, the following discussion and other parts of this prospectus supplement and the accompanying prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Supplementary Risk Factors” and “Forward-Looking Statements and Projections” appearing elsewhere in this prospectus supplement and under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the accompanying prospectus.

[Insert from most recent periodic filing]

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

[Insert information required by Item 503(d) of Regulation S-K at time of offering.]

DESCRIPTION OF THE PREFERRED STOCK

The following is a brief description of the terms of our preferred stock. This is not a complete description and is subject to and entirely qualified by reference to our articles of incorporation, as amended, and the certificate of designation setting forth the terms of the preferred stock. These documents are filed with the SEC as exhibits to our registration statement of which this prospectus supplement is a part, and the Certificate of Designation is attached as Appendix A to this prospectus supplement.

[Insert material terms of the preferred stock to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[     ] is acting as sole book-running manager of the offering and as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriters	Number of Shares
[ ]
Total	[ ]

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $[    ] per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for [    ] days from the date of this prospectus supplement, to purchase up to [    ] additional shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We and each of our directors and officers have agreed that, for a period of [    ] days from the date of this prospectus supplement, such party will not, without the prior written consent of [    ], offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly, or hedge any shares or any securities convertible into or exchangeable for shares, provided, however, that we may issue shares pursuant to our dividend reinvestment plan, should we adopt such a plan in the future. [    ] in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice. Notwithstanding the foregoing, if (i) during the last [    ] days of the [    ]-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the [    ]-day restricted period, we announce that we will release earnings results during the [    ]-day period beginning on the last day of the [    ]-day restricted period, the restrictions described above shall continue to apply until the expiration of the [    ]-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The shares of preferred stock will be listed on the [    ] under the symbol “[    ]”.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

Paid by us	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.
º	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.
º	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.
•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.
º	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
º	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.
•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the [    ], in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the shares on the [    ], prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the [    ] at no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Potential Conflicts of Interest

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Sales Outside the U.S.

No action has been taken in any jurisdiction (except in the U.S.) that would permit a public offering of the Series [    ] Preferred Stock, or the possession, circulation or distribution of this prospectus supplement, the accompanying prospectus or any other material relating to us or the Series [    ] Preferred Stock in any jurisdiction where action for that purpose is required. Accordingly, the Series [    ] Preferred Stock may not be offered or sold, directly or indirectly, and none of this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the Series [    ] Preferred Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Each of the underwriters may arrange to sell the Series [    ] Preferred Stock offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where they are permitted to do so. In that regard, [    ] may arrange to sell shares in certain jurisdictions through an affiliate, [    ], or [    ]. [insert additional information as appropriate].

[INCLUDE OTHER JURISDICTIONS AS APPROPRIATE]]

[Additional Underwriter Compensation, if applicable]

[to be provided as applicable]]

The principal business address of [    ] is [    ].

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Schulte Roth & Zabel LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by [    ].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of [    ] and [    ] and for each of the years then ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to the securities being offered by this prospectus supplement and the accompanying prospectus. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We are required to file periodic reports, current reports, proxy statements and other information with the SEC. This information is available at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549 and on the SEC’s website at http://www.sec.gov. The public may obtain information on the operation of the SEC’s public reference room by calling the SEC at (202) 551-8090. This information is also available free of charge by contacting us at Harris & Harris Group, Inc., 1450 Broadway, 24th Floor, New York, NY 10018, by telephone at (212) 582-0900, or on our website at http://www.hhvc.com.

INDEX TO FINANCIAL STATEMENTS

[Insert financial statements from most recent quarter]

Harris & Harris Group, Inc.

[    ] Shares
Series [    ] Preferred Stock

[PRELIMINARY] PROSPECTUS SUPPLEMENT

[          ], 201[ ]